Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES $5.0 MILLION FINANCING WITH INSTITUTIONAL INVESTORS

SAN DIEGO, CA – February 13, 2012 – Cardium Therapeutics (NYSE Amex: CXM) today announced that it has entered into definitive agreements with three institutional and accredited investors to sell an aggregate of 17,857,143 shares of its common stock in a registered direct offering for gross proceeds of approximately $5.0 million, before deducting placement agent’s fees and estimated offering expenses.

The investors have agreed to purchase the shares of common stock for a price of $ 0.28 per share with no warrant coverage. The closing of this offering is expected to occur on or about February 16, 2012, subject to the satisfaction of customary closing conditions. The net proceeds from the offering will be used for general working capital purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), acted as the exclusive placement agent for the offering.

The common stock is being offered pursuant to a shelf registration statement that was filed by Cardium Therapeutics with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on August 27, 2010. A prospectus supplement related to the public offering was filed with the SEC on February 13, 2012. Copies of the prospectus and accompanying prospectus supplement relating to the offering may be obtained from the SEC’s web-site at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov or by request from Ladenburg Thalmann & Co., Inc, 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses with the potential to address significant unmet medical needs that have definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current medical opportunities portfolio, which is focused on health sciences and regenerative medicine, includes the Tissue Repair Company, Cardium

Biologics, and the Company’s in-house MedPodium Health Sciences healthy lifestyle product platform. Cardium’s lead commercial product Excellagen™ topical gel for advanced wound care management, has recently received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there can be no assurance that the registered direct offering can be completed as proposed or that we will not be adversely affected by risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission.

Copyright 2012 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™, Osteorate™, MedPodium™, Appexium™, Linée™, Alena™, Cerex™, D-Sorb™, Neo-Energy™, Neo-Carb Bloc™, Nutra-Apps™ are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

(Other trademarks belong to their respective owners)